Exhibit 99.1

NEWS

INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan

MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE REPORTS JUNE 2005 OPERATIONAL DATA
AND RE-AFFIRMS 2005 EARNINGS GUIDANCE

CALABASAS, CA (July 14, 2005) – Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended June 30, 2005. Highlights included the following:

•	Mortgage loan fundings for the month of June reached $47 billion, an increase of 48 percent from June 2004. Second quarter mortgage loan volume totaled $120 billion, 21 percent greater than the second quarter of 2004. Mortgage loan production for the first half of 2005 totaled $212 billion, which was 20 percent higher than the first six months of 2004.

—	Monthly purchase volume set a new record high at $24 billion in June, advancing 37 percent from June 2004. Purchase fundings for the second quarter totaled $61 billion, an increase of 32 percent from the second quarter of 2004. Year-to-date purchase volume reached $102 billion, rising 31 percent from the first six months of 2004.

—	Adjustable-rate loan fundings for June rose to a new high of $26 billion, up 50 percent from June 2004. Adjustable-rate loan volume for the second quarter of $67 billion was 38 percent higher than the second quarter of 2004. Year-to-date adjustable-rate loan volume totaled $116 billion, up 41 percent from the first half of 2004.

—	Monthly home equity loan fundings reached a new high of $3.9 billion in June, up 39 percent from June 2004. Second quarter home equity volume rose 51 percent from the second quarter of 2004 to reach $11 billion. Year-to-date home equity production totaled $20 billion, an increase of 57 percent from the first half of 2004.

—	Nonprime loan fundings in June rose to $4.2 billion, advancing 12 percent from June 2004. Second quarter nonprime volume of $10 billion was 9 percent more than the second quarter of 2004. Year-to-date nonprime production reached $20 billion, rising 23 percent from the first six months of 2004.

—	Average daily mortgage loan application activity rose to $3.0 billion in June, increasing 59 percent from June 2004. As such, the mortgage loan pipeline increased by 63 percent from last year to reach $77 billion at June 30, 2005.

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Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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•	The mortgage loan servicing portfolio continued to climb, rising by 33 percent, or $238 billion, from June 2004 to reach $964 billion at June 30, 2005.

•	Securities trading volume at Capital Markets reached a new record high of $337 billion in June, up 7 percent from June 2004. Second quarter securities trading volume totaled $887 billion, up slightly from the second quarter of 2004. Year-to-date securities trading volume of $1.7 trillion was 9 percent greater than the first half of 2004.

•	Total assets at Countrywide Bank reached $66 billion at June 30, 2005, an increase of 141 percent, or $38 billion, from June 2004.

•	Monthly net earned premiums at Balboa reached a new high of $77 million in June, rising 22 percent from June 2004. Second quarter net earned premiums totaled $216 million, up 15 percent from the second quarter of 2004. Year-to-date net earned premiums of $415 million was 8 percent more than the first half of 2004.

•	Subservicing volume at Global Home Loans was $109 billion at June 30, 2005, a decline of 1 percent, or $1 billion, from June 2004.

“As we close the first half of 2005, management re-affirms its previously disclosed earnings guidance of $3.60 to $4.60 per diluted share for the year, with additional information to be provided through our upcoming July 26 earnings release and teleconference,” said Stanford L. Kurland, President and Chief Operating Officer. “The second quarter of 2005 was characterized by falling long-term interest rates which created a robust mortgage origination environment. High funding volume during the quarter created significant economic value, not all of which will be reflected in second quarter earnings as a substantial portion of this production was retained in portfolio. In support of record quarterly Bank asset growth, $15.7 billion in loans produced were retained at the Bank rather than sold, compared to $8.5 billion that was retained by the Bank last quarter. This represents a sequential quarter increase of $7.2 billion. An additional $1.8 billion in home equity loans produced in the quarter were held in the mortgage banking company’s inventory at quarter-end. Had these $9.0 billion in loans been sold during the quarter, management estimates that an incremental pre-tax gain of approximately $150 million would have been recognized.

“While second quarter results are not yet finalized and various other factors may also affect quarterly results, we believe that this increased loan retention will result in second quarter earnings that are not reflective of current market expectations. As always, Countrywide management continually assesses the balance of loans sold and retained, and this balance is subject to change in future periods.”

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Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services prime and nonprime loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, a division of Treasury Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, a division of Treasury Bank, NA, are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	June 30,	June 30,	June 30,
	2005	2004	2005
LOAN PRODUCTION
Number of Working Days in the Period	22	22	125
Average Daily Mortgage Loan Applications	$3,029	$1,905	$2,539
Mortgage Loan Pipeline (loans-in-process)	$77,009	$47,317
Commercial Real Estate Loan Pipeline (loans-in-process)	$502	$—

Loan Fundings:
Consumer Markets Division	$13,583	$9,804	$64,507
Wholesale Lending Division	7,492	5,913	36,970
Correspondent Lending Division	18,396	11,560	78,426

Total Mortgage Banking	39,471	27,277	179,903
Capital Markets	1,784	2,230	7,316
Treasury Bank (2)	6,011	2,496	24,588

Total Mortgage Loan Fundings	47,266	32,003	211,807
Commercial Real Estate Fundings	285	—	1,296

Total Loan Fundings	$47,551	$32,003	$213,103

Loan Fundings in Units:
Consumer Markets Division	75,774	69,912	391,498
Wholesale Lending Division	34,497	33,270	185,208
Correspondent Lending Division	89,416	65,668	401,324

Total Mortgage Banking	199,687	168,850	978,030
Capital Markets	7,183	8,486	30,307
Treasury Bank (2)	45,933	26,627	198,019

Total Mortgage Loan Fundings in Units	252,803	203,963	1,206,356
Commercial Real Estate Units	31	—	89

Total Loan Fundings in Units	252,834	203,963	1,206,445

Mortgage Loan Fundings:
Purchase (3)	$24,023	$17,491	$101,915
Non-purchase (3)	23,243	14,512	109,892

Total Mortgage Loan Fundings	$47,266	$32,003	$211,807

Mortgage Loan Fundings by Product:
Government Fundings	$1,056	$1,119	$4,837
ARM Fundings	$25,952	$17,259	$115,864
Home Equity Fundings	$3,879	$2,787	$19,822
Nonprime Fundings	$4,202	$3,745	$20,256

MORTGAGE LOAN SERVICING (4)
Volume	$964,444	$726,227
Units	6,843,218	5,547,050
Subservicing Volume (5)	$27,706	$16,027
Subservicing Units	258,716	163,396
Prepayments in Full	$22,192	$14,945	$101,797
Bulk Servicing Acquisitions	$9,472	$1,634	$33,501
Portfolio Delinquency (%) — CHL (6)	3.51%	3.48%
Foreclosures Pending (%) — CHL (6)	0.39%	0.37%

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	June 30,	June 30,	June 30,
	2005	2004	2005
LOAN CLOSING SERVICES (units)
Credit Reports	886,555	631,763	4,788,103
Flood Determinations	350,861	239,522	1,735,520
Appraisals	113,910	59,839	550,411
Automated Property Valuation Services	615,269	480,364	3,441,720
Other	15,109	15,332	92,380

Total Units	1,981,704	1,426,820	10,608,134

CAPITAL MARKETS
Securities Trading Volume (7)	$336,598	$314,599	$1,716,115

BANKING
Assets Held by Treasury Bank (in billions)	$65.5	$27.2

INSURANCE
Net Premiums Earned:
Carrier	$62.2	$50.6	$328.2
Reinsurance	14.5	12.5	86.8

Total Net Premiums Earned	$76.7	$63.1	$415.0

GLOBAL OPERATIONS
Global Home Loans Subservicing Volume (in billions)	$109	$110

Period-end Rates
10-Year U.S. Treasury Yield	3.94%	4.62%
FNMA 30-Year Fixed Rate MBS Coupon	5.00%	5.59%

(1)	The above data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)	Treasury Bank funds loans for investment purposes; these loans are processed for Treasury Bank by the Company’s Mortgage Banking production divisions.

(3)	Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)	Includes loans held for sale, loans held for investment, and loans serviced under subservicing agreements for others.

(5)	Subservicing volume for non-Countrywide entities.

(6)	Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)	Includes trades with Mortgage Banking Segment.

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